Exhibit 10.7

June 1, 2017

Mr. Jake Filene

Re: Employment Terms

Dear Jake:

Frontier Airlines, Inc. (“Frontier”) is pleased to offer you full-time employment as Deputy Chief Operating Officer. You will have such duties as are normally associated with this position as such duties may be modified or supplemented by Frontier’s Chief Operating Officer, to whom you will report. You will be groomed to assume the Chief Operating Officer position within two years, but with no guarantee of such promotion. You will reside in Denver, Colorado and work in Frontier’s headquarters located there, except for such travel as may be necessary to fulfill your responsibilities. In the course of your employment with Frontier, you will be subject to and required to comply with all company policies, and applicable laws and regulations. These include equal employment opportunity in hiring, assignments, training, promotions, compensation, employee benefits, employee discipline and discharge, and all other terms and conditions of employment.

Your employment will begin on a mutually agreed upon date no later than July 5, 2017. Starting on that date, you will be paid a base salary at the annual rate of $300,000 (subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with Frontier’s standard payroll policies and be subject to adjustment pursuant to Frontier’s policies as in effect from time to time, which policies currently include an annual review.

In addition to your base salary, you will be eligible to earn an annual cash performance bonus, at the discretion of Frontier’s Board of Directors or one of such board’s committees, based on the attainment of performance metrics for Frontier and/or individual performance objectives, in each case established and evaluated by such board or one of its committees. Your target annual bonus will be 65% of your base salary, but the actual amount of your annual bonus may range from 0% of your base salary to 130% of your base salary. Any annual bonus will be contingent upon your continued employment through the applicable payment date. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether Frontier pays you an annual bonus and the amount of any such annual bonus will be determined by Frontier in its sole discretion. For 2017, your target and any actual annual bonus will be prorated based on the portion of the year during which you are employed by Frontier.

Frontier is owned by Frontier Group Holdings, Inc. (“FGHI”). FGHI has adopted an equity incentive plan and related documents (the “2014 Plan”) pursuant to which FGHI may grant equity awards and anticipates adopting a new equity incentive plan and related documents (the “2017 Plan”) in connection with the initial public offering of its common stock (the “IPO”).

In the event that the IPO closes on or prior to June 30, 2017, then on, or as soon as administratively practicable following, the closing of the IPO, FGHI will grant you, pursuant to the 2017 Plan, a number of restricted stock units equal to $1,000,000 divided by the per share offering price to the public of FGHI’s common stock in the IPO, as set forth on the cover to the final prospectus describing the IPO. In the event the IPO has not closed by June 30, 2017, then as soon as administratively practicable following June 30, 2017, FGHI will grant to you, pursuant to the 2014 Plan or its then applicable equity incentive plan, a number of restricted stock units equal to $1,000,000 divided by the per share fair market value of FGHI’s common stock as of June 30, 2017, as determined by FGHI’s board of directors, in its sole discretion. In either event, the restricted stock units will vest as to twenty-five percent (25%) of the shares of FGHI common stock initially subject thereto on each anniversary of the date you commence employment, subject to your continuing employment by Frontier through the applicable vesting date. In addition, your equity award shall vest fully upon any Change in Control (as defined in the Equity Plan.) The restricted stock units shall otherwise be subject to the terms of the applicable plan and the restricted stock unit agreement evidencing the award to be entered into between you and FGHI.

Frontier will reimburse you for all reasonable expenses you and your immediate family incur in relocating to Denver, Colorado, including, but not limited to, temporary housing, air fare, car rental, hotels, meals, as well as packing, unpacking and shipping costs for personal and household items and an automobile, up to a maximum of $60,000 for all such expenses.

During the term of your employment, Frontier will provide you, your spouse, your eligible children and your parents privileges to travel positive space on Frontier Airlines with the priority code PS2B in accordance with Frontier policy as to the extent and use of such benefits by senior executives (the “Flight Benefit”). You shall also receive flight benefits on Frontier Airlines in the form of a Universal Air Travel Plan, Inc. (“UATP”) card made available once per twelve-month period that provides for travel by you and your family and friends solely on Frontier Airlines in the amount of eight thousand two hundred fifty dollars ($8,250) that must be used, if at all, within twelve months of the date the UATP card is issued.

During the term of your employment, you will also be entitled to three weeks of annual paid vacation, prorated for 2017, in accordance with Frontier’s vacation policy as it may be amended from time to time.

You will be eligible during your employment to participate in all of the employee benefits and benefit plans that Frontier generally makes available to its regular full-time employees. In addition, during your employment, you will be eligible for other standard benefits, to the extent applicable generally to other similarly situated employees of Frontier. Frontier reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

If Frontier terminates your employment without Cause (as defined in the Equity Plan) and you deliver a general release of all claims against Frontier and its affiliates in a form acceptable to Frontier that becomes effective and irrevocable within 60 days following such termination of employment, then you shall be entitled to the following: (i) you shall receive a lump sum payment equal to the sum of your base salary and your target bonus at the time of termination (or two times such base salary and target bonus if such termination occurs within twelve months after a Change in Control or your duties are substantially diminished within such twelve months and you resign within such twelve months), less applicable withholdings; and (ii) Frontier will continue to provide the Flight Benefit until the first anniversary of your termination date (or the second anniversary of such date if such termination occurs within twelve months after a Change in Control or your duties are substantially diminished within such twelve months and you resign within such twelve months).

No amount deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be payable pursuant to this letter agreement unless your termination of employment constitutes a “separation from service” with Frontier within the meaning of Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. To the extent that any reimbursements or in-kind benefits provided pursuant to this letter agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this letter agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or the amount of in-kind benefits to which you are entitled, respectively, in any subsequent year, and your right to reimbursement or in-kind benefits under this letter agreement will not be subject to liquidation or exchange for another benefit. If Frontier determines that you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, any amount deemed deferred compensation subject to Section 409A of the Code to which you are entitled under this letter agreement in connection with such separation from service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.

Frontier requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by Frontier. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Frontier, please discuss that with Frontier’s Chief Executive Officer in advance of accepting another position.

As a condition of employment, you will be required (1) to comply with the Additional Terms attached hereto as Exhibit A, which by this reference are incorporated in this letter agreement, (2) to sign and return an I-9 Immigration form and provide sufficient documentation establishing your employment eligibility in the United States of America, (3) provide satisfactory proof of your identity as required by United States law, and (4) to complete successfully a medical exam, drug test and background check in accordance with Frontier policy for senior executives.

By signing below, you represent that your performance of services to Frontier will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others or confidentiality of proprietary information, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with Frontier is “at will”. This means that it can be terminated by you or by Frontier at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as Frontier’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of Frontier.

This letter agreement shall be interpreted and construed in accordance with Colorado law without regard to any conflicts of laws principles. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent written agreement, signed by you and the Chief Executive Officer of Frontier. Any prior or contemporaneous representations (whether oral or written) not contained in this letter agreement that may have been made to you will be expressly cancelled and superseded by this letter agreement.

Please sign and date this letter agreement and return it to me by email at                  by Sunday, June 4, 2017, if you wish to accept employment by Frontier under the terms described above, failing which the offer made by our submission of this letter agreement will expire at the close of business in Denver, Colorado on such date. If you accept this offer by signing a counterpart and returning it to the undersigned as thus described, this letter agreement shall constitute the complete agreement between you and Frontier with respect to the terms and conditions of your employment.

We look forward to a productive and enjoyable work relationship.

Sincerely,

FRONTIER AIRLINES, INC.

By:	/s/ [Authorized Signatory]

Accepted by:

/s/ Jake Filene

Date: June 4, 2017

Exhibit A

Additional Terms

(a)    Non-Competition/Non-Solicitation. You acknowledge and recognize the highly competitive nature of Frontier’s business, and further acknowledge and recognize that Frontier has agreed to employ you in reliance on, among other things, your agreement to be bound by these additional terms. Accordingly, you agree as follows:

(i)    You shall not, while employed by Frontier or during the twelve month period following termination of such employment (or the twenty-four month period following such termination in the event Frontier terminates your employment without Cause within twelve months after a Change in Control or your duties are substantially diminished within such twelve months and you resign within such twelve months), directly or indirectly, (A) engage, participate or assist in any Competing Business (defined as any commercial passenger airline business which is certificated by any governmental authority to operate in any part of North America, other than any commercial passenger airline business which is (i) based outside North America and (ii) does not include in its route network point to point flying within North America), (B) enter the employ of, or render any services to, any person or entity engaged in any Competing Business, (C) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any Competing Business, whether as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. Nothing herein shall prohibit you from being a passive owner of not more than two percent (2%) of the outstanding equity interest in any entity that is publicly traded, so long as you have no active participation in the business of such entity.

(ii)    You agree that you shall not, while employed by Frontier or during the twelve month period following termination of such employment (or the twenty-four month period following such termination in the event Frontier terminates your employment without Cause within twelve months after a Change in Control or your duties are substantially diminished within such twelve months and you resign within such twelve months), directly or indirectly, either for yourself or any other person or entity, (A) recruit or otherwise solicit or induce any employee, customer or supplier of Frontier to terminate its employment or arrangement with Frontier, or otherwise change its relationship with Frontier, or (B) hire, or cause to be hired, any individual who was employed by Frontier at any time during the twelve (12)-month period immediately prior to the termination of your employment or who thereafter becomes employed by Frontier.

(iii)    In the event the terms of this exhibit shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to, and may be modified by a court of competent jurisdiction to, extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(iv)    You understand that the restrictions set forth in this exhibit are intended to protect Frontier’s established employee, customer and supplier relations, and the general goodwill of its business, and you agree that such restrictions are reasonable and appropriate for this purpose.

(v)    In the event you engage in conduct in violation of your covenants in this section (a), the applicable restricted period shall be extended for a period of time equal to the time in which you engaged in activity prohibited by this section (a).

(b)    Confidentiality. As used in this exhibit, “Confidential Information” means information belonging to Frontier which is of value to Frontier in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to Frontier. Confidential information includes, without limitation, patient or other medical information, financials information, reports, forecasts, inventions, improvements and other intellectual property, trade secrets, know-how, designs, processes or formulae, software, market or sales information or plans, customer lists, business plans and prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of Frontier. Confidential information also includes information you develop in the course of your employment by Frontier, as well as other information to which you may have access in connection with your employment. Confidential Information also includes the confidential information of others with which Frontier has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of your duties under this exhibit.

(i)    You understand and agree that your employment creates a relationship of confidence and trust between you and Frontier with respect to all Confidential Information. At all times, both during your employment with Frontier and after its termination, you will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of Frontier, except as may be necessary in the ordinary course of performing your duties to Frontier or as otherwise required by law.

(ii)    All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to you by Frontier or are produced by you in connection with your employment will be and remain the sole property of Frontier. You will return to Frontier all such materials and property as and when requested by Frontier. In any event, you will return all such materials and property immediately upon termination of your employment for any reason, and will not retain copies thereof following such termination.

(c)    Non-Disparagement. Employee shall not make negative statements against the employer, its employees, or its products/services. This non-disparagement provision does not affect or limit your right to communicate or file a charge with, or participate in any investigation or proceeding conducted by the EEOC, or any other comparable federal, state or local agency.